Exhibit (d)(4)

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (this “Agreement”), effective as of March 21, 2016 (the “Effective Date”), is entered into by and between Diamond Resorts International, Inc., a Delaware corporation having its principal place of business at 10600 West Charleston Boulevard, Las Vegas, Nevada 89135 (“Diamond”), and Apollo Management VIII, L.P., a Delaware limited partnership having its principal place of business at 9 West 57th Street, New York, New York 10019 (the “Recipient” and together with Diamond, the “Parties”, and each, a “Party”).

WHEREAS, the Recipient has requested or will receive certain Confidential Information (as defined below) from the Disclosing Party (as defined below) in connection with a possible negotiated transaction with Diamond and its subsidiaries or affiliates (the “Purpose”);

WHEREAS, the Disclosing Party is willing to provide the Confidential Information to the Recipient subject to the Recipient executing and delivering this Agreement; and

WHEREAS, this Agreement is intended to facilitate the disclosure of information related to the Disclosing Party to be provided by the Disclosing Party to the Recipient and to protect the confidential nature of such information, without the Disclosing Party having an obligation to disclose the same information publicly under Regulation FD, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Confidential Information. Pursuant to the terms of this Agreement, the Recipient and its Representatives may receive certain Confidential Information from Diamond or its Representatives (collectively, the “Disclosing Party”). As used herein, “Representatives” means, as to any person, such person’s affiliates, potential debt financing sources (but not, without Diamond’s prior consent, any potential equity financing sources), advisors (including, without limitation, attorneys, accountants, consultants, bankers, representatives, contractors and financial advisors) of any of the foregoing and its and their respective directors, officers, partners, members, employees and agents.

a. As used herein, the term “Confidential Information” includes: (i) all information, documents, agreements, files and other materials regarding Diamond and its affiliates and subsidiaries and their respective businesses, assets, products, products under development, markets, liabilities, results of operations, cash flows and prospects furnished to the Recipient and/or its Representatives by the Disclosing Party or its Representatives, whether furnished on or after the date of this Agreement, whether oral or written, and regardless of the manner in which it is furnished or whether it is marked or stated to be “confidential”; (ii) any information (including, without limitation, all studies, tools, methods, methodologies, techniques, technology, know-how, patent applications, designs, specifications, computer source code, customer lists, pricing information, marketing plans, personnel information, financial information and business strategies) that is, has been or will be made available to the Recipient and/or its Representatives by or on behalf of the Disclosing Party or any of its Representatives; (iii) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is, has been or will be prepared by or for the Recipient and/or its Representatives and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clauses (i) or (ii) of this Section 1(a); and (iv) the existence and terms of this Agreement, and the fact that information of the type referred to in clauses (i) or (ii) of this Section 1(a) has been made available to the Recipient or any of its Representatives.

b. Confidential Information does not include information which (i) at the time of its disclosure is known to the Recipient or its Representatives, is in the public domain, or is otherwise freely available to the Recipient and other third parties without violation of this Agreement, (ii) after its disclosure is published or otherwise becomes part of the public domain without violation by the Recipient or any of its Representatives of the terms of its confidentiality obligations to the Disclosing Party or its affiliates, (iii) after the date hereof becomes lawfully available to the Recipient or its Representatives from any third party not then known to the Recipient to be under any obligation of nondisclosure to the Disclosing Party or its affiliates with respect to such information, or (iv) is or was independently developed by the Recipient or its Representatives without the use of Confidential Information.

c. All terms herein regarding the use, disclosure, return and destruction of Confidential Information shall apply to all copies or other reproductions of any Confidential Information provided to, or made by, for or on behalf of the Recipient and its Representatives pursuant to this Agreement. The Recipient and its Representatives shall only make such copies of Confidential Information as are reasonably necessary for the evaluation of the Purpose.

2. Recipient Obligations. The Recipient acknowledges that the Confidential Information is, and shall remain, the sole and exclusive property of the Disclosing Party, and contains sensitive, competitive, and confidential and proprietary information that is valuable to the Disclosing Party. As such, the Recipient agrees to hold the Confidential Information in confidence and not disclose or use, or permit its disclosure or use, to any Person (as defined below) not otherwise permitted herein, and shall use commercially reasonable efforts to protect the same and the confidentiality thereof. The Confidential Information will be used solely for the Purpose, and for no other purpose. Except as required by Law (as defined below), the Recipient further agrees to not at any time or in any manner, directly or indirectly, disclose to any Person (other than its Representatives) any information about the Purpose, or the terms and conditions or any other facts relating thereto, including without limitation, the fact it is evaluating the Confidential Information or that discussions are taking place or have taken place with respect to the Confidential Information. As used herein, the term “Person” shall be broadly interpreted to include, without limitation, any corporation, limited liability company, partnership, other entity or individual. Notwithstanding the foregoing, however, the Recipient may disclose the Confidential Information, or portions thereof, to the minimum number of its Representatives who need to know such information related to the Purpose. Prior to or concurrently with the delivery of the Confidential Information, the Recipient shall inform all such Representatives of the confidential nature of the Confidential Information, and the Representatives will agree to comply with the terms set forth in this Agreement applicable to such Representatives and to not disclose the information to any other Person. No further use, disclosure or dissemination of Confidential Information by the Recipient or its Representatives not expressly authorized hereby is permitted. The Recipient agrees to be responsible for any breach of the terms of this Agreement that apply to its Representatives by its Representatives. Any proceeding to enforce any breach of this Agreement by Recipient or its or its affiliates’ officers, directors, employees, partners, members or controlling persons shall be brought against Recipient only, except to the extent equitable relief is sought, including injunctive relief or specific performance. For the avoidance of doubt, Recipient shall not be responsible for breaches of this Agreement by those of its Representatives who have entered into a confidentiality agreement directly with Diamond in a form that is acceptable to the parties thereto.

3. Compelled Disclosure. If the Recipient or any person to whom the Confidential Information, or any portion thereof, has been disclosed, is requested or required by applicable law, rule, regulation, subpoena or other legal or regulatory process (collectively, “Law”) to disclose any of the

Confidential Information, the Recipient shall, to the extent not prohibited by Law, and except in the case of routine regulatory audits not specific to the Purpose, provide the Disclosing Party with written notice as promptly as practicable of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. The Recipient agrees, and shall direct its Representatives, to reasonably cooperate with the Disclosing Party (at the Disclosing Party’s expense) in attempting to obtain any protective relief that the Disclosing Party seeks. If such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with the provisions hereof, the Recipient agrees to furnish only that portion of the Confidential Information which it is advised by counsel is required by Law, and to exercise reasonable efforts (at the Disclosing Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information; provided that, to the extent not prohibited Law, the Recipient will consult with the Disclosing Party as far in advance as practicable as to the content and times of such releases or disclosures.

4. Loss or Unauthorized Disclosure of Confidential Information. In the event the Recipient becomes aware of any loss or unauthorized disclosure of the Confidential Information by the Recipient or any of its Representatives, the Recipient shall notify the Disclosing Party promptly of such loss or unauthorized disclosure of the Confidential Information. The Recipient shall use commercially reasonable efforts to retrieve the lost or wrongfully disclosed Confidential Information, and shall reasonably cooperate with the Disclosing Party in protecting and enforcing its and its affiliates’ proprietary rights to same.

5. Restricted Communication and Access. Unless otherwise agreed in advance in writing by Diamond, the Recipient and its Representatives (acting on its behalf or at its direction) shall: (a) not initiate or maintain communication concerning the Purpose with any person known by Recipient to be a director, officer, employee, agent, supplier, service provider, customer, member, obligor, borrower or lender of Diamond or its affiliates and subsidiaries (it being understood Recipient and its Representatives may contact any such person in the ordinary course of business unrelated to the Purpose); (b) not visit at the offices or resort locations of Diamond or its affiliates and subsidiaries other than solely in the capacity as a customer or guest; and (c) except as required by Law, not make any inquiries of, or conduct any communications with any public officials concerning the Purpose. Unless otherwise agreed in writing by Diamond, the Recipient agrees that all (i) communications regarding the Purpose; (ii) requests for additional Confidential Information; (iii) requests for facility or resort tours or management meetings; and (iv) discussions or questions regarding procedures, will be first submitted or directed to Centerview Partners LLC and not to Diamond or its Representatives.

6. Non-solicitation/non-employment. Neither the Recipient nor any of its affiliates (to the extent any such affiliate has received and acted upon the Confidential Information) shall, for a period of eighteen (18) months from the date hereof, directly or indirectly, solicit for employment or employ (i) any member of senior management of Diamond, or (ii) any other employee of Diamond or its subsidiaries at the following levels: President, Executive Vice President, Senior Vice President, Vice President, General Manager or Project Director with whom Recipient has first contact in its evaluation of the Purpose. Notwithstanding the foregoing, these restrictions shall not apply to the solicitation or employment of any such person by Recipient or its affiliates who: (i) responds to generalized searches for employees that are not targeted at such persons (including by a bona fide search firm), (ii) has been terminated by Diamond prior to commencement of employment discussions between Recipient or its affiliates and such persons, or (iii) who initiates discussions regarding such employment without any direct or indirect solicitation by Recipient or its affiliates as can be demonstrated by Recipient’s concurrent records.

7. Securities Laws. The Recipient acknowledges that it is aware (and that its Representatives are aware) that federal and state securities laws prohibit any person or entity who has material, non-public information about a publicly-traded company from purchasing or selling securities of such company, or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to sell or purchase such securities.

8. Standstill Provisions. Unless approved in advance in writing by Diamond’s board of directors, neither the Recipient nor its affiliates (to the extent any such affiliate has received and acted upon the Confidential Information) will not, for a period of one year after the date of this Agreement, directly or indirectly:

a. Make any statement or proposal to the board of directors of Diamond, any of Diamond’s Representatives or any of Diamond’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (i) any business combination, merger, tender offer, exchange offer or similar transaction involving Diamond or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving Diamond of any of its subsidiaries, (iii) any acquisition of greater than 2% of Diamond’s voting equity securities, or rights or options to acquire greater than 2% of Diamond’s voting equity securities, or (iv) any proposal to seek representation on the board of directors of Diamond or otherwise seek to control or influence the management, board of directors or policies of Diamond;

b. Instigate, encourage or assist any third party (including forming a “group” with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause (a) above;

c. Take any action which would reasonably be expected to require Diamond or any of its affiliates to make a public announcement regarding any of the actions set forth in clause (a) above; or

d. Acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, greater than 2% of any voting equity securities of Diamond, or rights or options to acquire greater than 2% of any of Diamond’s voting equity securities, except that the Recipient may own an amount in excess of such percentage solely to the extent resulting exclusively from actions taken by Diamond.

Notwithstanding the foregoing, the provisions of this Section 8 shall terminate and be of no further force and effect upon: (i) the closing of a transaction for the Purpose, (ii) Diamond’s bankruptcy, (iii) Diamond entering into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving all or a controlling portion of Diamond’s outstanding voting securities or all or substantially all of Diamond’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise), or (iv) the date an unaffiliated third party commences a recommended tender offer for a majority of the total outstanding number of Diamond’s voting securities.

9. No Obligation to Disclose Information. Nothing herein shall obligate the Disclosing Party to disclose, provide or deliver any requested Confidential Information.

10. Return or Destruction of Confidential Information. As promptly as practicable upon the Disclosing Party’s written request, the Recipient shall, and shall direct its Representatives to, return or, at

Recipient’s option, destroy the originals and all copies of the Confidential Information previously delivered to the Recipient and the Representatives and all copies of any analysis, summaries, compilations, studies, and other documents prepared by or for it, and for its use, containing, based upon or reflecting any of the Confidential Information, including such items of Confidential Information as are in the possession or under the control of its Representatives. Notwithstanding the foregoing, the Recipient and its Representatives do not need to return or destroy electronic copies of such Confidential Information that remain on hard drives, backup tapes and similar formats, in the ordinary course of its business and as a part of its customary practices, provided such Confidential Information is not used or disclosed contrary to the terms of this Agreement. Furthermore, notwithstanding anything to the contrary herein, the Recipient and its Representatives may retain copies of the Confidential Information to the extent necessary to comply with its legal and regulatory recordkeeping obligations. Notwithstanding the return or destruction of the Confidential Information, the Recipient and its Representatives shall continue to comply with their obligations of confidentiality and other obligations hereunder in accordance with the terms hereof.

11. Additional Confidentiality Obligations. Except as otherwise required in connection with the performance of the Recipient’s obligations in connection with the Purpose, and except for disclosures to its Representatives permitted hereunder, neither Party will disclose to any person the fact that any investigations, discussions or negotiations are taking place concerning the Purpose, or that the Recipient has requested or received the Confidential Information, or any of the terms, conditions, or other facts with respect to the Purpose, including the status thereof, unless required by applicable law, in which case any required disclosure will be subject to Section 3 hereof; provided that nothing herein shall prevent Diamond or any of its affiliates or representatives from using or disclosing any information relating to the Purpose or of the type of information described in this paragraph or otherwise so long as it does not reveal to any third party Recipient’s identity.

12. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by a Party from time to time in accordance with this Section) to the attention of the applicable Party’s General Counsel.

13. No Representations or Warranties. The Recipient understands and acknowledges that the Disclosing Party is not making any representations or warranties, express or implied, as to the accuracy or completeness of the Confidential Information, and that the Disclosing Party shall not have any liability to the Recipient or to any other Person resulting from the Recipient’s use of the Confidential Information.

14. No Other Obligation. The Parties agree that until a definitive agreement, if any, regarding the Purpose has been executed by the Parties, neither Party shall be under any legal obligation of any kind whatsoever, or otherwise be obligated to negotiate or enter into any business or contractual relationship, investment, or transaction, and shall have no liability of any nature whatsoever with respect to the Purpose by virtue of this Agreement, except for the matters specifically agreed to herein. Either Party may at any time, at its sole discretion with or without cause, terminate discussions and negotiations with the other Party, in connection with the Purpose or otherwise. The provisions hereof, and the obligations hereunder, shall survive the decision by any Party to terminate such discussions and negotiations.

15. Remedies. The Recipient acknowledges and agrees that any breach of this Agreement by it and/or any of its Representatives may cause immediate, substantial and irreparable harm to the Disclosing Party and/or its affiliates and damages at law may not provide an adequate remedy for such breach. Accordingly, the Recipient agrees that the Disclosing Party and/or its affiliates shall be entitled to seek equitable relief, including injunction and specific performance (without any requirement of posting bond or other security), in the event of any breach of the provisions of this Agreement, in addition to all other remedies and damages available to the Disclosing Party and/or its affiliates at law or in equity.

16. Governing Law; Attorney’s Fees; Submission to Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of law or choice of law principles thereof. Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any state or federal court in the State of Delaware, and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement. The prevailing party in any such action shall be entitled to reimbursement of reasonable and documented attorney’s fees and costs as awarded by the court.

17. Waivers. The failure of the Disclosing Party to enforce, at any time, any of the provisions of this Agreement shall, in no way, be construed to be a waiver of any such provision and shall not, in any way, affect the validity of this Agreement or any part hereof or the right of the Disclosing Party thereafter to enforce each and every such provision. Any waiver must be in writing and specifically reference the event or provision being waived. No waiver of any beach or non-compliance of this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. It is further understood that no failure or delay by the Disclosing Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

18. Assignment. Neither Party may assign this Agreement, and any assignment in violation of this Agreement shall be null and void. The obligations under this Agreement shall be binding on the Parties, their Representatives, and their successors and permitted assigns.

19. Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the Parties with respect to the matters set forth herein, and supersedes all prior agreements and understandings. This Agreement may be amended only by a writing executed by all Parties.

20. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

22. Term. This Agreement shall terminate two (2) years from the Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Confidentiality Agreement to be effective as of the Effective Date.

DIAMOND RESORTS INTERNATIONAL, INC.

By:	/s/ Jared T. Finkelstein
Name:	Jared T. Finkelstein
Title:	Senior Vice President—General Counsel and Secretary

APOLLO MANAGEMENT VIII, L.P.

By:	AIF VIII Management, LLC, its general partner

By:	/s/ Christopher R. Gruszczynski
Name:	Christopher R. Gruszczynski
Title:	Vice President

Signature Page to Confidentiality Agreement